Exhibit 1.2
CENTURYLINK, INC.
PRICE DETERMINATION AGREEMENT
June 9, 2011
Barclays Capital Inc.
745 Seventh Avenue
New York, New York 10019
J.P. Morgan Securities LLC
270 Park Avenue
New York, New York 10017
Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, New York 10036
Wells Fargo Securities, LLC
301 South College Street, 6th Floor
Charlotte, North Carolina 28288
Ladies and Gentlemen:
     Reference is made to the Underwriting Agreement, dated June 9, 2011 (the “Underwriting Agreement”), between CenturyLink, Inc., a Louisiana corporation (the “Company”), and the several Underwriters named in Schedule I thereto (the “Underwriters”). The Underwriting Agreement provides for the sale to the Underwriters, and the purchase by the Underwriters, severally and not jointly, from the Company, subject to the terms and conditions set forth therein, of $400,000,000 aggregate principal amount of the Company’s 7.60% Senior Notes, Series P, due 2039 (the “Series P Notes”), $350,000,000 aggregate principal amount of the Company’s 5.15% Senior Notes, Series R, due 2017 (the “Series R Notes”) and $1,250,000,000 aggregate principal amount of the Company’s 6.45% Senior Notes, Series S, due 2021 (the “Series S Notes” and, together with the Series P Notes and the Series R Notes, the “Securities”) to be issued pursuant to an Indenture dated as of March 31, 1994 between the Company and Regions Bank (successor-in-interest to First American Bank & Trust of Louisiana and Regions Bank of Louisiana), as trustee, as supplemented to the date hereof, including, with respect to the Series P Notes, by the Fifth Supplemental Indenture dated as of September 21, 2009, and as will be further supplemented, with respect to the Series R Notes and the Series S Notes, by the Sixth Supplemental Indenture to be dated as of June 16, 2011. This Agreement is the Price Determination Agreement referred to in the Underwriting Agreement.
     For all purposes of the Underwriting Agreement, “Time of Sale” means 5:25 p.m. (New York City time) on the date of this Price Determination Agreement.

     Pursuant to Section 1(b) of the Underwriting Agreement, the undersigned agree with the several Underwriters that (i) the purchase price for the Series P Notes to be paid by the several Underwriters shall be 94.352% of the aggregate principal amount of the Series P Notes set forth opposite the names of the Underwriters in Schedule I attached thereto plus accrued interest with respect to such Series P Notes, from and including March 15, 2011 to and excluding the Closing Date (as defined in the Underwriting Agreement), (ii) the purchase price for the Series R Notes to be paid by the several Underwriters shall be 99.000% of the aggregate principal amount of the Series R Notes set forth opposite the names of the Underwriters in Schedule I attached thereto and (iii) the purchase price for the Series S Notes to be paid by the several Underwriters shall be 98.859% of the aggregate principal amount of the Series S Notes set forth opposite the names of the Underwriters in Schedule I attached thereto.
     The Company represents and warrants to the several Underwriters that the representations and warranties of the Company set forth in Section 3 of the Underwriting Agreement are accurate as though expressly made at and as of the date hereof.
     THE RIGHTS AND DUTIES OF THE PARTIES TO THIS PRICE DETERMINATION AGREEMENT SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CHOICE OF LAW PRINCIPLES THAT MIGHT CALL FOR THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.
     This Price Determination Agreement may be signed in two or more counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

     If the foregoing is in accordance with your understanding of the agreement among the several Underwriters and the Company, please sign and return to the Company a counterpart hereof, whereupon this instrument along with all counterparts and together with the Underwriting Agreement shall be a binding agreement among the several Underwriters and the Company in accordance with its terms and the terms of the Underwriting Agreement.

Very truly yours, CENTURYLINK, INC.
By:	/s/ G. Clay Bailey
	Name:	G. Clay Bailey
	Title:	Senior Vice President and Treasurer

Confirmed as of the date first above mentioned:
Barclays Capital Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Wells Fargo Securities, LLC

By:	Barclays Capital Inc.

By:	/s/ Pamela Kendall Name: Pamela Kendall
Title: Director

By:	J.P. Morgan Securities LLC

By:	/s/ Stephen L. Sheiner

Name: Stephen L. Sheiner
Title: Executive Director

By:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:	/s/ Keith Harman

Name: Keith Harman
Title: Managing Director

By:	Wells Fargo Securities, LLC

By:	/s/ Carolyn Hurley

Name: Carolyn Hurley
Title: Director